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                                Exhibit 10(hh)

                               AMENDMENT NO. 6 TO
                       THE GUARANTEE LIFE COMPANIES INC.
                            LONG-TERM INCENTIVE PLAN


     The Plan shall be amended as follows:

     1. The following shall be added to the definition of "Fair Market Value" in Section 2.1 of the Plan:

     Notwithstanding the foregoing, in the event the Company is required to cash out any Options by reason of a Change in Control (as defined in the Company's Executive Severance Plan), Fair Market Value shall not be less than the per share amount paid for shares of the Company in the transaction resulting in the Change in Control (previously approved at the May 13, 1999 Board of Directors Meeting).

     2.  Section 7.11 shall be added to the Plan to read as follows:

         7.11  Change in Control.
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               (a)  Accelerated Vesting and Payment. Unless the Committee shall
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         otherwise determine in the manner set forth in Section 7.11(b), in the event of a Change in Control (as defined in the Executive Severance
         Plan), each Option (regardless of whether such Options are at such time otherwise exercisable) shall be canceled in exchange for a payment in cash of an amount equal to the excess, if any, of the then Fair Market Value over the Option Price.

               (b)  Alternative Options.  Notwithstanding Section 7.11(a), no
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         cancellation, acceleration of exercisability, vesting or cash settlement or other payment shall occur with respect to any Option if the Committee reasonably determines in good faith, prior to the occurrence of a Change in Control, that such Option shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted Option being hereinafter referred to as an "Alternative Option"), provided that any such Alternative Option must:
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                    (i)   provide the Director with rights and entitlements
               substantially equivalent to or better than the rights, terms and conditions applicable under such Option, including, but not limited to, an identical or better exercise and vesting schedule and identical or better timing and methods of payment;
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                    (ii)  have substantially equivalent economic value to such
               Option (determined at the time of the Change in Control); and

                    (iii) have terms and conditions which provide that in the
               event that the Director's board membership is involuntarily or constructively terminated within two years following a Change in Control, any conditions on the Director's rights under, or any restrictions on transfer or exercisability applicable to, each such alternative Option shall be waived or shall lapse.

This Amendment is effective May 1, 1999.

DATED this 29th day of June, 1999.



                                  THE GUARANTEE LIFE COMPANIES INC.


                                  By: /s/ R. D. Bates
                                     ------------------------------
                                                         President